UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:  October 8, 2015
(Date of earliest event reported)

VASOMEDICAL, INC.
(Exact name of registrant as specified in charter)

Delaware	0-18105	11-2871434
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

137 Commercial Street, Suite 200, Plainview, New York	11803
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (516) 997-4600

180 Linden Avenue, Westbury, New York  11590
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           (i)           On October 8, 2015, the Company entered into a modification to the employment agreement dated as of March 15, 2011, as amended, with its Chief Executive Officer and President, Dr. Jun Ma, for a continuing term ending on March 14, 2016 unless earlier terminated by the Company, but in no event beyond March 14, 2021 (the “Modification”).  The Modification provides for annual compensation of $375,000.  Dr. Ma shall also be eligible to receive a bonus for the calendar year ended December 31, 2015 and for each calendar year thereafter during the employment term.  The amount and occasion for payment of such bonus will be initially set at 40% of the annual salary, based on achieving specific targets annually established by the Board of Directors.

(ii)           On October 8, 2015, the Company entered into an employment agreement with its Chief Operating Officer, Peter C. Castle, for a continuing three-year term ending on June 1, 2018 unless earlier terminated by the Company, but in no event beyond June 1, 2021 (the “Agreement”).  The Agreement provides for annual compensation of $350,000.  Mr. Castle shall be eligible to receive a bonus for the calendar year ended December 31, 2015, and for each calendar year thereafter during the employment term.  The amount and the occasion for payment of such bonus shall be initially set at 35% of the annual salary, based on achieving specific targets annually established by the Board of Directors.  Mr. Castle shall also be entitled to receive as additional compensation an aggregate of 1,500,000 shares of the Company’s common stock, vesting as follows:  500,000 shares as of June 15, 2015, 250,000 shares on June 15, 2016, 250,000 shares on June 15, 2017, 250,000 shares on June 15, 2018 and 250,000 shares on June 15, 2019.  The Agreement further provides for reimbursement of certain expenses, and certain severance benefits in the event of termination without cause prior to the expiration date of the Agreement.

 Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

10.1   Employment Agreement dated as of June 1, 2015 between Vasomedical, Inc. and Peter C. Castle.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2015	VASOMEDICAL, INC. By: /s/Michael J. Beecher Michael J. Beecher Chief Financial Officer